UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

ZOLL MEDICAL CORPORATION

(Exact name of registrant as specified in charter)

Massachusetts	04-2711626
(State or other jurisdiction of incorporation)	(IRS employer identification no.)

269 Mill Road Chelmsford, Massachusetts	01824
(Address of principal executive offices)	(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the original Form 8-A filed by the registrant with the Securities and Exchange Commission on June 11, 1998.

Item 1. Description of Registrant’s Securities to be Registered.

Amendment to Expiration Date

On April 22, 2008, the Board of Directors of ZOLL Medical Corporation (the “Company”) renewed its shareholder rights plan, as set forth in the shareholder rights agreement, dated April 23, 2008, between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”). In connection with approving the Rights Agreement, the Company’s Board of Directors further amended its existing shareholder rights agreement, dated as of June 8, 1998, between the Company and Computershare Trust Company, N.A. (as successor rights agent to State Street Bank and Trust Company) (as amended, the “1998 Rights Agreement”). The second amendment, dated as of April 24, 2008, between the Company and Computershare Trust Company, N.A. (as successor rights agent to State Street Bank and Trust Company) amends the expiration date so that the 1998 Rights Agreement terminates as of the close of business on April 24, 2008.

Miscellaneous

The Rights Agreement and the Amendment are filed as Exhibits 4.1 and 4.2 to this Amendment to Form 8-A and incorporated herein by reference. The above description of the material terms of the Amendment as they relate to the Rights Agreement is qualified in its entirety by reference to such exhibits.

Item 2 – Exhibits.

4.1	Shareholder Rights Agreement, dated as of June 8, 1998, between ZOLL Medical Corporation and Computershare Trust Company, N.A. (as successor rights agent to State Street Bank and Trust Company), as Rights Agent, filed as an exhibit to the Company’s Registration Statement on Form 8-A on June 11, 1998 and is incorporated herein by reference.

4.2	Amendment No. 2, dated April 24, 2008, to Shareholder Rights Agreement, dated as of June 8, 1998, between ZOLL Medical Corporation and Computershare Trust Company, N.A. (as successor rights agent to State Street Bank and Trust Company), as Rights Agent, filed as an exhibit to the Company’s Current Report on Form 8-K on April 24, 2008 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

ZOLL MEDICAL CORPORATION

Date: April 24, 2008	By:	/s/ Stephen Korn
Name: Stephen Korn Title: Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Shareholder Rights Agreement, dated as of June 8, 1998, between ZOLL Medical Corporation and Computershare Trust Company, N.A. (as successor rights agent to State Street Bank and Trust Company), as Rights Agent, filed as an exhibit to the Company’s Registration Statement on Form 8-A on June 11, 1998 and is incorporated herein by reference.

4.2	Amendment No. 2, dated April 24, 2008, to Shareholder Rights Agreement, dated as of June 8, 1998, between ZOLL Medical Corporation and Computershare Trust Company, N.A. (as successor rights agent to State Street Bank and Trust Company), as Rights Agent, filed as an exhibit to the Company’s Current Report on Form 8-K on April 24, 2008 and is incorporated herein by reference.